Exhibit 99.1

FOR IMMEDIATE RELEASE

Network-1 Receives New Patent from U.S. Patent Office Expanding Its

M2M/IoT Patent Portfolio To Include 27 Issued Patents

New York, New York – March 17, 2020 – Network-1 Technologies, Inc. (NYSE AMERICAN: NTIP), a company engaged in the development, licensing and protection of intellectual property, announced today that the U.S. Patent and Trademark Office issued U.S. Patent No. 10,594,679 (Network Supporting Two-Factor Authentication for Modules with Embedded Universal Integrated Circuit Cards). The claims in the newly issued patents are generally directed towards methods of updating profiles on embedded universal integrated circuit cards (eUICC or embedded sim cards).

The newly issued patent arises from a patent application contained in the M2M/IoT patent portfolio acquired by Network-1 in December 2017 (the "M2M/IoT Patent Portfolio"). The M2M/IoT Patent Portfolio relates to, among other things, the enabling technology for authenticating and using embedded SIM cards in next generation IoT, Machine-to-Machine, and other mobile devices, including smartphones, tablets and computers as well as automobiles. With this latest issuance, the M2M/IoT Patent Portfolio now includes twenty-seven (27) issued U.S. patents and five (5) pending U.S. patent applications, plus seven (7) additional pending non-U.S. patent applications. Network-1 anticipates further issuances of additional claims for the M2M/IoT Patent Portfolio.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns eighty (80) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize three patent portfolios (the Cox, Mirror Worlds and M2M/IoT Patent Portfolios). Network-1’s strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent has generated licensing revenue in excess of $145,000,000 from May 2007 through September 30, 2019. Network-1 has achieved licensing and other revenue of $47,150,000 through September 30, 2019 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission, including, among others, the continued material adverse effect on Network-1's business, results of operation and cash-flow if the District Court order confirming the HP jury verdict finding of non-infringement is not reversed by the Federal Circuit Court of Appeals, the risk that Network-1 will not receive in the future material royalty revenue from licensees of its Remote Power Patent, the uncertainty of Network-1's revenue stream, the ability of Network-1 to successfully execute its strategy to acquire or make investments in high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio, its M2M/IoT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as a return on its investment in IliAD Biotechnologies, LLC or other intellectual property it may acquire or finance in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO

Network-1 Technologies, Inc.

(212) 829-5770